UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 125 La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2016, Kura Oncology, Inc. (the “Company”) entered into a sublease (the “New Sublease”) with Wellspring Biosciences LLC (“Wellspring”) to lease approximately 5,216 square feet of office space located in San Diego, California for the Company’s new principal executive offices. The minimum rent payable by the Company under the New Sublease will be approximately $15,900 per month for the first year of the lease, which amount will increase by 3% per year over the term of the lease. The Company currently leases office space located in La Jolla, California pursuant to a sublease with Wellspring dated August 29, 2014, as amended (the “Original Sublease”), which expires pursuant to the terms described below. The term of the New Sublease will commence on the later of (i) June 1, 2017 or (ii) the date on which Wellspring’s landlord delivers the premises subject to the master lease to Wellspring with certain improvements substantially completed (the “Commencement Date”), and will expire on October 31, 2019, unless terminated earlier.

On December 20, 2016, the Company also entered into a third amendment to the Original Sublease to, among other things, accelerate the expiration date of the Original Sublease to the date that is seven days after the Commencement Date (the “Wellspring Amendment”). Prior to the execution of the Wellspring Amendment, the Original Sublease had been scheduled to expire on October 31, 2019.

Wellspring is a wholly owned subsidiary of Araxes Pharma LLC (“Araxes”). Araxes is a stockholder of the Company and is affiliated with the following director and executive officers of the Company: Troy E. Wilson, Ph.D., J.D., Heidi Henson, Yi Liu, Ph.D., Antonio Gualberto, M.D., Ph.D., Pingda Ren, Ph.D. and Annette North.

The foregoing is only a summary of the material terms of the New Sublease and the Wellspring Amendment, and does not purport to be complete and is qualified in its entirety by reference to the full text of the New Sublease and the Wellspring Amendment, each of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2016.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth in Item 1.01 above regarding the Wellspring Amendment is incorporated by reference into this Item 1.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: December 21, 2016	By:	/s/ Annette North
Annette North
SVP, General Counsel